Exhibit 99.1

Orsus Xelent Reports Nine Month Profit Slipped 8% Below
The Same Period Last Year on Weaker Than Anticipated
Third Quarter Results

Remains Cautiously Optimistic About Improving Industry
Conditions But Lowers Outlook For 2009

BEIJING, - November 24, 2009-Orsus Xelent Technologies, Inc. (NYSE AMEX: ORS), a China-based designer and manufacturer of award-winning mobile phones for the Asian market, reported today that it was unable to sustain the improvement in net income it achieved in the second quarter this year, as anticipated 2009 third quarter orders for some of its higher end products did not materialize, resulting in reduced sales and margins in the period.

The Company reported 2009 third quarter revenues declined to $19,125,000 from $29,240,000 in the quarter ended September 30, 2008, a 34.6% reduction, and net income declined 53.16% to $1,370,000, or $0.05 per share, from $2,925,000, or $0.10 per share in the same period last year.

Through the first nine months of 2009, net income slipped 8.44% to $5,812,000, or $0.20 per share, from $6,348,000, or $0.21 per share in the same period of 2008, as revenues through the first nine months this year decreased 21% to $62,181,000 from $78,853,000 in the same period last year.

Lower End Products Continue To Dominate Sales

According to the Company, most sales in the third quarter were to the highly competitive lower end of China’s telecom market where price wars and intense competition served to boost industry sales, but left little room for introducing higher margin, high end products.  The Company said it remained competitive in this period with continued good market reception in particular for its full featured X780 handsets as well as the sale of some moderately high end 3G products to the telecom operators.

“With everyone focused on maintaining their positions in the very competitive rural markets where sales have been strongest, disappointingly, opportunities for sales of higher end 3G products have been limited and the impact on our margins and sales is very evident,” stated Mr. Guoji Liu, CEO of the Company.

Brighter Picture Likely to Emerge But Not Until 2010

He added, “We continue to anticipate a brightening in the picture as the overall economy in China has started to recover from the shock of the world financial crisis.  However, the consumer goods sector really has not seen direct benefits of government expenditures on infrastructure, nor are we benefitting as yet from the restructuring of the industry that has been taking place.  While this is more likely in 2010, for the current year we have had to lower our expectations somewhat, and now believe both full year net income and revenues will be slightly slower than in 2008.”

Receivables

During the quarter, the Company said it was able to operate with relatively low cash with rapid turnaround in its product cycle.  At the end of the quarter, the Company’s most significant current asset was accounts receivables of $93.4 million from its major distributor, which grew from $82.07 million on December 31, 2008, in the recessionary environment.  As previously disclosed, the Company has in place a third party guarantee of receivables to reduce the risk of possible default and continues to pay close attention to this matter.

Pursue The Same Strategy

The Company said it is continuing to pursue a multipronged strategy to return to higher growth and improved profits as the economy improves.  Underlying this is a belief that the reorganization of the telecom carriers will lead to market development, including areas where the Company has demonstrated strength before the world financial crisis and industry restructuring began, such as special application phones.  Further, the Company anticipates the new 3G technology will spur market demand.  At the same time, it sees handset prices likely to continue to decline as they have become fast-moving consumer goods.

Going forward, the Company will continue to explore the sale of more GSM phones in traditional markets, using its proven ability to respond to the needs of target consumers.  It also still plans to launch its own 3G products, and believes it is capable of establishing a visible market share.  It also is pursuing capital funds to enhance the structure of the Company with certain acquisitions.  Additionally, it will remain focused on improving its collection of receivables and cost management.

“We have demonstrated our resiliency in a difficult environment and will continue to work hard to resume the growth that we are capable of achieving,” Mr. Liu stated.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

SEE ATTACHED TABLES

Contacts
     PRC:
     Orsus Xelent Technologies, Inc.
     Guoji Liu
     CEO
     Tel: 010-85653777
     Fax: 010-85653666

     US:
     Ken Donenfeld
     Tel: 212-402-7838
     Fax: 646-381-9727

Orsus Xelent Technologies, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income and Comprehensive Income
(US dollars in thousands except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net sales	19,125	29,240	62,181	78,853

Cost of sales	17,053	25,073	53,928	68,302

Gross margin	2,072	4,167	8,253	10,551

Operating expenses:
Selling expenses	40	128	213	353
General and administrative expenses	164	228	533	1,799
Research and development expenses	4	250	32	391
Depreciation	12	23	54	72

Total operating expenses	220	629	832	2,615

Operating income	1,852	3,538	7,421	7,936

Other income (expenses)
Interest expense	(270)	(255)	(758)	(733)
Other income	-	87	17	465

Income before income tax expense	1,582	3,370	6,680	7,668

Income tax expense	212	445	868	1,320

Net income	1,370	2,925	5,812	6,348

Other comprehensive income
Foreign currency translation adjustment	59	(36)	302	1,480

Comprehensive income	1,429	2,889	6,114	7,828

Earnings per share:

Basic and diluted	0.05	0.10	0.20	0.21

Weighted average number of common shares outstanding – basic and diluted	29,756,000	29,756,000	29,756,000	29,756,000